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                                                                       Exhibit 8


                              April 25, 1997



McDonald's Corporation
One McDonald's Plaza
Oak Brook, Illinois 60521

Ladies and Gentlemen:

We have acted as counsel for McDonald's Corporation, a Delaware corporation (the "Company"), in connection with certain federal income tax issues relating to transferable options ("Options") to acquire shares of Common Stock (par value $.01 per share) (the "Common Stock") of the Company, which Options have been or may be granted in accordance with the terms of the McDonald's 1992 Stock Ownership Incentive Plan (the "Plan"). It is expected that an aggregate of 1,000,000 shares of Common Stock which may be acquired by transferees upon exercise of the Options will be registered with the Securities and Exchange Commission on April 25, 1997, pursuant to a filing under the Securities Act of 1933 of a Registration Statement on Form S-3 (the "Registration Statement"). In connection with this opinion, we have examined the Plan, the "Federal Income Tax Consequences" section of the prospectus (the "Prospectus") relating to the Registration Statement, and such other documents as we have deemed necessary or appropriate.

Based on the foregoing, we are of the opinion that under current law, the discussion set forth under the heading "Federal Income Tax Consequences" in the Prospectus, although general in nature, is an accurate summary of the material federal income tax consequences related to Options granted under the Plan which have been transferred by the participant as permitted thereunder.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement.

                              Sincerely,

                              SONNENSCHEIN NATH & ROSENTHAL



                              By: /s/ Phyllis A. Ewer
                                  -------------------
                                  Phyllis A. Ewer